     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated June 24, 2021, accompanying the financial statements of Build America Bonds Income Trust, 10-20 Year Series 29 (included in Van Kampen Unit Trusts, Taxable Income Series 313) as of February 28, 2021, and for each of the three years in the period ended February 28, 2021, and the financial highlights for each of the five years in the period ended February 28, 2021, contained in this Post-Effective Amendment No. 10 to Form S-6 (File No. 333-170272) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 24, 2021